Exhibit 99.1

From:         Jack Dorsey

To:             All Employees

Date:         October 13, 2015

Subject:     A more focused Twitter

Team,

We are moving forward with a restructuring of our workforce so we can put our company on a stronger path to grow. Emails like this are usually riddled with corporate speak so I'm going to give it to you straight.

The team has been working around the clock to produce streamlined roadmap for Twitter, Vine, and Periscope and they are shaping up to be strong. The roadmap is focused on the experiences which will have the greatest impact. We launched the first of these experiences last week with Moments, a great beginning, and a bold peek into the future of how people will see what's going on in the world.

The roadmap is also a plan to change how we work, and what we need to do that work. Product and Engineering are going to make the most significant structural changes to reflect our plan ahead. We feel strongly that Engineering will move much faster with a smaller and nimbler team, while remaining the biggest percentage of our workforce. And the rest of the organization will be streamlined in parallel.

So we have made an extremely tough decision: we plan to part ways with up to 336 people from across the company. We are doing this with the utmost respect for each and every person. Twitter will go to great lengths to take care of each individual by providing generous exit packages and help finding a new job.

Let's take this time to express our gratitude to all of those who are leaving us. We will honor them by doing our best to serve all the people that use Twitter. We do so with a more purpose-built team, which we'll continue to build strength into over time, as we are now enabled to reinvest in our most impactful priorities.

Thank you all for your trust and understanding here. This isn't easy. But it is right. The world needs a strong Twitter, and this is another step to get there. As always, please reach out to me directly with any ideas or questions.

Jack